Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 2 to Registration Statement No. 333-151458 of our report dated March 28, 2008 (December 23, 2008 as to Note 1 and the effects of the restatement discussed in Note 14) (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs regarding NextG Networks, Inc. and subsidiaries’ ability to continue as a going concern, the adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004) Share-Based Payment, effective on January 1, 2006 and restatement of consolidated financial statements for the years ended December 31, 2006 and 2007) relating to the consolidated financial statements of NextG Networks, Inc. and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
December 23, 2008